Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference, in the Registration Statement on Form S-8 pertaining to the Vaxart, Inc. 2019 Equity Incentive Plan and the Vaxart, Inc. 2022 Employee Stock Purchase Plan, of our report dated February 24, 2022 relating to the consolidated financial statements and the effectiveness of Vaxart, Inc.’s internal control over financial reporting, included in its Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ WithumSmith+Brown, PC

San Francisco, California

October 21, 2022